As filed with the Securities and Exchange Commission on December 27, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211828

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195621

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-140576

UNDER

THE SECURITIES ACT OF 1933

Fortress Investment Group LLC

(Exact name of registrant as specified in its charter)

Delaware	20-5837959
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas

46th Floor

New York, New York 10105

(Address of principal executive offices, including zip code)

FORTRESS INVESTMENT GROUP LLC 2016 OMNIBUS EQUITY INCENTIVE PLAN

FORTRESS INVESTMENT GROUP LLC AMENDED AND RESTATED 2007 OMNIBUS EQUITY INCENTIVE PLAN

FORTRESS INVESTMENT GROUP LLC 2007 OMNIBUS EQUITY INCENTIVE PLAN

(Full title of the plans)

David N. Brooks, Esq.

Vice President, General Counsel and Secretary

Fortress Investment Group LLC

1345 Avenue of the Americas

46th Floor

New York, New York 10105

(212) 798-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Fortress Investment Group LLC, a Delaware limited liability company (the “Company”), with the Securities and Exchange Commission:

1.	Registration Statement No. 333-211828, filed on June 3, 2016, registering an additional 57,260,160 Class A shares of the Company, issuable under the Fortress Investment Group LLC 2016 Omnibus Equity Incentive Plan;

2.	Registration Statement No. 333-195621, filed on May 1, 2014, registering an additional 66,593,848 Class A shares of the Company, issuable under the Fortress Investment Group LLC Amended and Restated 2007 Omnibus Equity Incentive Plan; and

3.	Registration Statement No. 333-140576, filed on February 9, 2007, registering an additional 115,000,000 Class A shares of the Company, issuable under the Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan.

On December 27, 2017, pursuant to the terms and conditions of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 14, 2017, as amended by that certain Amendment No. 1, dated as of July 7, 2017, by and among the Company, SB Foundation Holdings LP, a Cayman Islands exempted limited partnership (“Parent”), and Foundation Acquisition LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of Class A shares pursuant to the Registration Statements. Accordingly, pursuant to undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these post-effective amendments to the Registration Statements to deregister all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 27th day of December, 2017.

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
	Name:	David N. Brooks
	Title:	General Counsel

Note: no other person is required to sign these post-effective amendments to Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.